EXECUTION VERSION

THREE-YEAR TERM LOAN AGREEMENT

dated as of September 28, 2005

among

LAKESIDE FARM INDUSTRIES LTD.,

as Borrower

TYSON FOODS, INC.,

as Guarantor

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

TORONTO BRANCH,

as Administrative Agent

MERRILL LYNCH CAPITAL CANADA INC.,

as Syndication Agent

RABOBANK NEDERLAND CANADIAN BRANCH

BNP PARIBAS (CANADA)

as Documentation Agents

_______________________________

J.P. MORGAN SECURITIES INC.,

as Lead Arranger and Sole Bookrunner

[CS&M #6701-196]

TABLE OF CONTENTS

Page

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	18
SECTION 1.03. Accounting Matters	18
SECTION 1.04. Certain Terms	18

ARTICLE II

Amounts and Terms of the Loans and B/As

ARTICLE III

Fees; Payments; Taxes; Changes in Circumstances

i

ARTICLE IV

Representations and Warranties

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions Precedent to Effectiveness	39

ARTICLE VI

Affirmative Covenants

ii

ARTICLE VII

Negative Covenants

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default	53
SECTION 8.02. Remedies	55
SECTION 8.03. Rights Not Exclusive	55

ARTICLE IX

The Administrative Agent

ARTICLE X

Guarantee

iii

ARTICLE XI

Miscellaneous

Exhibits

Exhibit 2.02	Form of Notice of [Borrowing][B/A Drawing]
Exhibit 2.04(c)	Form of Promissory Note
Exhibit 2.09	Form of Notice of Conversion/Continuation
Exhibit 5.01(d)(i)	Form of Opinion of Read Hudson, US Counsel to the Guarantor

Exhibit 5.01(d)(ii)           Form of Opinion of Blake, Cassels & Graydon, LLP, Canadian Counsel to the             Borrower

Exhibit 6.09	Form of Compliance Certificate
Exhibit 11.08	Form of Assignment and Acceptance
Exhibit 11.08(e)	Form of Voting Participant Notification and Consent

iv

Schedules

Schedule 1.01(a)	Commitments; Percentage Shares
Schedule 1.01(b)	Indentures
Schedule 4.05(a)	Financial Matters of Guarantor
Schedule 4.06	Pending Litigation
Schedule 4.07(a)	Subsidiaries
Schedule 4.07(d)	Joint Ventures/Partnerships
Schedule 4.12	Labor Matters
Schedule 4.13	Environmental Matters
Schedule 4.15	Employee Benefit Plans
Schedule 7.01/7.02	Existing Liens and Existing Indebtedness
Schedule 7.09	Existing Restrictions

v

THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among TYSON FOODS, INC., a Delaware corporation (the “Guarantor”), LAKESIDE FARM INDUSTRIES LTD., an Alberta corporation and a wholly owned subsidiary of the Guarantor (the “Borrower”), the banks which are or may, from time to time hereafter, become parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent (the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Certain Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means JPMCB, Toronto Branch, in its capacity as administrative agent for the Lenders, together with any successor thereto in such capacity.

“Administrative Agent’s Fee Letter” means the fee letter dated August 29, 2005, between the Borrower, the Guarantor, JPMCB and J.P. Morgan Securities Inc.

“Administrative Agent’s Payment Office” means the address for payments set forth on the signature pages hereof in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 11.01.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and includes, if such Person is a corporation, each Person who is the beneficial owner of 5% or more of such corporation’s outstanding common stock. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as from time to time amended, modified or supplemented.

“Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders as in effect from time to time.

[[NYCORP:2538483v11:4302W:09/27/05--04:30 p]]

“Applicable Canadian Pension Legislation” means, at any time, any Canadian pension legislation then applicable to the Borrower, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Quebec Pension Plan and any other similar plan established and maintained by any Governmental Authority.

“Applicable Rate” means, for any day, with respect to any Reference Rate Loan, Canadian Prime Rate Loan or Eurodollar Loan, or with respect to the B/A Drawing Rate, as the case may be, the applicable rate per annum set forth below under the caption “Reference Rate Spread”, Canadian Prime Rate Spread, “Eurodollar Spread” or “B/A Drawing Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Reference Rate/ Canadian Prime Rate Spread	Eurodollar Spread and B/A Drawing Rate
Category 1 Greater than or equal to A3 / A-	0.000%	0.400%
Category 2 Baa1 / BBB+	0.000%	0.500%
Category 3 Baa2 / BBB	0.000%	0.600%
Category 4 Baa3 / BBB-	0.000%	0.750%
Category 5 Less than Baa3 / BBB-	0.000%	1.000%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by two or more Categories, in which case the Applicable Rate shall be based on the Category one level below that corresponding to the higher rating; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by Moody’s or S&P. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignee” has the meaning specified in Section 11.08(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in the form of Exhibit 11.08 or any other form approved by the Administrative Agent and the Borrower.

“B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with the terms of this Agreement.

“B/A Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the B/A Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the number of days in the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“B/A Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the B/A Discount Rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent) of the percentage B/A Discount Rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Schedule I Reference Lenders as the percentage B/A Discount Rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a lender that is a Non-Schedule I Lender, the lesser of (i) the rate quoted in (a) above plus 0.10% per annum and (ii) the arithmetic average (as determined by the Administrative Agent) of the percentage B/A Discount Rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Non-Schedule I Reference Lenders as the percentage B/A Discount Rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect.

“B/A Equivalent Loan” is defined in Section 2.03(k).

“Borrower” has the meaning specified in the preamble.

“Borrowing” means Loans of the same currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto or Montreal are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Canadian Dollars” or “Cdn.$” means lawful money of Canada.

“Canadian Prime Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quoted for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.

“Canadian Prime Rate Loan” means any Loan that bears interest at a rate determined with reference to the Canadian Prime Rate.

“Canadian Resident Lender” means a Lender that is, at the relevant times, (i) a resident in Canada for the purposes of the Income Tax Act (Canada) or (ii) an “authorized foreign bank” as defined in subsection 248(1) of the Income Tax Act (Canada), and will receive and credit all amounts paid or credited to it by or on account of a Loan Party hereunder or under any other Loan Document in respect of its “Canadian banking business” as defined in subsection 248(1) of the Income Tax Act (Canada).

“CDOR Rate” means, on any day, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “B/A Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“CERCLA” has the meaning specified in the definition of Environmental Law.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Administrative Agent or any Lender or by any lending office of the Administrative Agent or such Lender or by the Administrative Agent’s or such Lender’s holding company with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor(s) thereto), as amended from time to time.

“Commitment” means, for each Lender, as the context may require (a) the amount in US Dollars set forth in Schedule 1.01(a) opposite the name of such Lender under the heading “Commitment” or as otherwise set forth in any Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.05 or as a result of one or more assignments pursuant to Section 11.08 or (b) the obligation of such Lender to extend credit to the Borrower hereunder in the amount specified in the immediately preceding clause (a). The initial aggregate amount of the Lenders’ Commitments is US$352,900,000.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary losses for such period, and (v) noncash charges to the extent solely attributable to unrealized losses under SFAS 133 (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Net Income, the sum of (i) any extraordinary gains for such period and (ii) noncash gains to the extent solely attributable to unrealized gains under SFAS 133 (provided that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP; provided that for the purposes of determining the Leverage Ratio, if the Guarantor or any of its consolidated Subsidiaries has made any Material Acquisition or Material Disposition during the period of four consecutive fiscal quarters ended on the date on which the most recent fiscal quarter ended, Consolidated EBITDA for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition had occurred on the first day of the relevant period for testing compliance. As used in this definition, “Material Acquisition” means any acquisition or series of related acquisitions of property that (a) constitutes all or substantially all of the Stock or all or substantially all of the assets of any Person or comprises all or substantially all of any operating unit of a business and (b) involves consideration in excess of US$500,000,000; and “Material Disposition” means any sale, transfer, lease or other disposition or series of related sales, transfers, leases or other dispositions of property that (x) constitutes all or substantially all of the Stock or all or substantially all of the assets of any Subsidiary of the Guarantor or involves assets comprising all or substantially all of any operating unit of a business of the Guarantor or any of its Subsidiaries and (y) yields gross proceeds to the Guarantor or any of its Subsidiaries in excess of US$500,000,000.

“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations) of the Guarantor and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Guarantor and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that there shall be excluded from Consolidated Net Income the net income (or loss) of any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any of its Subsidiaries or such Person’s assets are acquired by the Guarantor or any of its Subsidiaries.

“Consolidated Net Income Available for Restricted Payments” means an amount equal to (i) the sum of US$150,000,000 plus 80% (or minus 100% in case of consolidated net loss) of Consolidated Net Income for the period (taken as one accounting period) commencing October 3, 2004 and terminating at the fiscal quarter end of the Guarantor immediately preceding the date of any proposed Restricted Payment, less (ii) the sum of (A) the aggregate amount of all dividends (other than dividends payable solely in Stock of the Guarantor) and other distributions paid or declared by the Guarantor for all periods on or after October 3, 2004 on any class of its Stock and (B) the excess (if any) of the aggregate amount expended, directly or indirectly, by the Guarantor for all periods on or after October 3, 2004 for the redemption, purchase or other acquisition of any shares of its Stock, over the aggregate net amount of any cash or cash equivalents received by the Guarantor for all periods on or after October 3, 2004 as consideration for the sale of any shares of its Stock.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the Borrower may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Credit Exposure” means, at any time, the sum of the US Dollar Equivalents of the principal amounts of the outstanding Loans and B/As at such time. The Credit Exposure of any Lender at any time means such Lender’s Percentage Share of the aggregate Credit Exposure at such time.

“Debt Rating” means the actual or implied rating as most recently assigned to the Index Debt by Moody’s or S&P, as the case may be.

“Default” means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Documentation Agent” means an institution identified as such on the cover of this Agreement.

“Dollars” or “$” means US Dollars.

“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Environmental Claim” means any claim, however asserted, by any Governmental Authority or other Person alleging potential liability for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), and all federal and provincial Canadian environmental legislation as such laws have been or hereafter may be amended, modified or supplemented, and any and all analogous future federal, or present or future state, provincial or local, statutes and the regulations promulgated pursuant thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations promulgated thereunder.

“ERISA Event” means, with respect to any Person, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA); (b) the withdrawal of such Person or any member of its Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC; (e) the failure to make required contributions which would result in the imposition of a Lien under Section 412 of the Code or Section 302 of ERISA; and (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Eurodollar Loan” means any Loan that bears interest at a rate determined with reference to LIBOR.

“Eurodollar Reserve Percentage” means, with respect to any Interest Period for any Eurodollar Loan made by any Lender, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Margin Stock” means that portion, if any, of the Margin Stock owned by the Borrower and its Subsidiaries that must be excluded from the restrictions imposed by Section 7.01 and Section 7.07 in order for the value (determined in accordance with Regulation U) of the Margin Stock subject to such Sections to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Sections.

“Exchange Rate” means, with respect to Canadian Dollars, the rate at which Canadian Dollars may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, three Business Days prior to the Effective Date on the Reuters World Currency Page for Canadian Dollars. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party hereunder, the following taxes, including interest, penalties or other additions thereto: (a) capital, income or franchise taxes imposed on (or measured by) its capital (in whole or in part) or its net income by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized, the jurisdiction in which its Lending Office is located, any political subdivision thereof, or the jurisdiction in which it carries on business (other than solely in connection with this Agreement and the credit facility established hereby), (b) any branch profits taxes imposed by any jurisdiction described in the preceding clause (a), (c) in the case of a Lender, any withholding tax imposed by Canada (or any political subdivision thereof) on amounts payable to such Lender that is attributable to such Lender’s failure or inability to qualify as a Canadian Resident Lender, except to the extent that such failure or inability to so qualify as a Canadian Resident Lender is the result of any Change in Law after the date such Lender becomes a party to this Agreement, and (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 3.05(e), except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 3.05, or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing 2001 Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of September 24, 2001, as amended from time to time, among the Guarantor, the banks from time to time party thereto, JPMCB, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, and SunTrust Bank, as documentation agent and Mizuho Financial Group and Rabobank International, as co-documentation agents.

“Existing 2004 Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of June 9, 2004, as amended from time to time, among the Guarantor, the banks from time to time party thereto, JPMCB, as administrative agent, Merrill Lynch Bank USA, as syndication agent, and SunTrust Bank, Rabobank International and BNP Paribas, as documentation agent, and Cobank ACB, as co-documentation agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Five-Year Revolving Credit Agreement” means the US$1,000,000,000 Five-Year Revolving Credit Agreement dated as of the date hereof, among the Guarantor, the lenders from time to time party thereto, JPMCB, as administrative agent, Merrill Lynch Bank USA, as syndication agent, SunTrust Bank, Cooperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch, and BNP Paribas, as documentation agents, and CoBank, ACB and U.S. AgBank, FCB, as Co-Documentation Agents.

“GAAP” means accounting principles generally accepted in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any provincial, any state or other political subdivision thereof and any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Inactive Subsidiary” means a Subsidiary that conducts no business and the assets of which have an aggregate book value of less than US$1,000,000.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (e) all net obligations with respect to Hedging Agreements; (f) all direct or indirect guaranties in respect of any obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a), (b), (c), (d) or (e) above; and (g) all Indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that if any Indebtedness of any type referred to above is supported by another type of Indebtedness referred to above, such Indebtedness shall not be considered more than once for the purposes of this definition.

“Indebtedness for Borrowed Money” means the sum of all Indebtedness of the Guarantor and its consolidated Subsidiaries of the types referred to in clauses (a), (b) and (d) of the definition of Indebtedness plus all obligations of the Guarantor and its consolidated Subsidiaries under the Receivables Facility.

“Indemnified Party” has the meaning specified in Section 11.05(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indentures” means the indentures, including supplements and/or board resolutions establishing series of debt thereunder, and note agreements of the Guarantor and its Subsidiaries listed on Schedule 1.01(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insolvency Proceeding” means (a) any case, petition, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of the creditors of any Person generally or any substantial portion of the creditors of such Person; in each case undertaken under United States Federal or State law or foreign law.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan, and with respect to any Interest Period of six months duration for any Eurodollar Loan, the date which falls three months after the beginning of such Interest Period, and (b) with respect to any Reference Rate Loan or Canadian Prime Rate Loan, the last day of each calendar quarter.

“Interest Period” means with respect to any Eurodollar Loan, the period commencing on the Business Day such Eurodollar Loan is disbursed or on the date on which a Reference Rate Loan is converted into a Eurodollar Loan and ending on the date 14 days or one, two, three or six months thereafter, in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:

(a) in the case of the continuation of a Eurodollar Loan pursuant to Section 2.09(b), the Interest Period applicable after the continuation of such Loan shall commence on the last day of the preceding Interest Period;

(b) if any Interest Period applicable to a Eurodollar Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such

Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(c) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d) no Interest Period for any Loan shall extend beyond the Maturity Date.

“IRS” means the Internal Revenue Service of the United States of America.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 11.17(b).

“Lender” has the meaning specified in the preamble and includes each Lender listed on the signature pages hereof and each Person which becomes a Lender pursuant to Section 11.08, other than any Person that ceases to be a Lender pursuant to Section 11.08.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Indebtedness for Borrowed Money at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters for which financial statements have most recently been delivered under Section 6.09(a) or (b).

“LIBOR” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which US Dollar deposits of US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any lien, charge, security interest or encumbrance or any other type of preferential arrangement (including liens or retained security titles of conditional vendors and capitalized leases but excluding any right of set-off).

“Loan” means an extension of credit by a Lender pursuant to Article II.

“Loan Documents” means this Agreement, any promissory notes delivered pursuant to this Agreement, the Notices of Borrowing, the Notices of Conversion/Continuation and any B/As accepted pursuant to this Agreement.

“Loan Parties” means the Borrower and the Guarantor.

“Majority Lenders” means at any time Lenders holding more than 50% of the aggregate Commitments and Credit Exposures.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, business, operations or properties of the Guarantor and its Subsidiaries taken as a whole; (b) any material adverse change in the rights or remedies of the Lenders under the Loan Documents or the ability of the Borrower or the Guarantor to perform their respective obligations under any of the Loan Documents; or (c) any material adverse change in the legality, validity or enforceability of any Loan Document.

“Maturity Date” means September 29, 2008.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means, with respect to any Person, at any time, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

“Net Worth” means, with respect to any Person, at any date of determination, the shareholders’ equity of such Person as determined in accordance with GAAP.

“Non-Schedule I Lender” means any Lender not named on Schedule I to the Bank Act (Canada).

“Non-Schedule I Reference Lenders” means JPMorgan Chase Bank, N.A., Toronto Branch, and any other Non-Schedule I Lender agreed upon by the Borrower and the Administrative Agent from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.09(b).

“Obligations” means all Loans, the face amount of all B/As issued and accepted hereunder and all other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Administrative Agent, any Affiliate of any of the foregoing or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term “Obligations” includes all interest, charges, expenses, fees, attorneys’ fees and disbursements (including the allocated cost of in-house counsel) and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

“OSHA” has the meaning specified in the definition of Environmental Laws.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning specified in Section 11.08(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage Share” means, as to any Lender at any time, (a) prior to the extensions of credit hereunder on the Effective Date, such Lender’s percentage share of the Aggregate Commitments, as set forth opposite such Lender’s name in Schedule 1.01(a) under the heading “Percentage Share” or set forth in any Assignment and Acceptance delivered pursuant to Section 11.08, as such percentage may be modified from time to time in connection with any assignment of the Commitment of such Lender in accordance with the terms hereof, and (b) after the extensions of credit hereunder on the Effective Date, such Lender’s percentage share of the aggregate Credit Exposure, as such percentage may be modified from time to time in connection with any assignment of Loans or B/As in accordance with the terms hereof.

“Permitted Disposition” means, any disposition (except as otherwise permitted under Section 7.07) made by the Guarantor or any of its Subsidiaries of any of its assets if the net income for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.09(a) or (b) derived from the assets subject to such disposition together with the net income for such period derived from all other assets sold or otherwise disposed of during or after such period does not exceed 10% of Consolidated Net Income for such period.

“Permitted Investments” means:

(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States of America having maturities of not more than one year from the date of acquisition;

(b) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits, repurchase agreements, reverse repurchase agreements or bankers’ acceptances, having in each case a tenor of not more than one year issued by any Lender, or by any United States commercial bank or any branch or agency of a non-United States bank licensed to conduct business in the United States of America having a combined capital and surplus of not less than US$500,000,000 whose short term securities are rated at least A-1 by S&P and P-1 by Moody’s;

(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than 270 days; and

(d) money-market funds invested in short-term securities rated at least as provided in clause (b) above.

“Permitted Lien Basket” means 10% of Total Capitalization.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means, with respect to the Guarantor or any member of its Controlled Group, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for the employees of such Person or any member of its Controlled Group.

“Priority Debt” means (a) any Indebtedness secured by a Lien (including in connection with capital leases or other financing leases) encumbering any asset of the Guarantor or any of its Subsidiaries, (b) any Indebtedness of any Subsidiary of the Guarantor (other than Indebtedness hereunder, Indebtedness of TFM under the “Guarantee Agreement” referred to in the Five-Year Revolving Credit Agreement, Indebtedness of TFM owed to the Guarantor and other Indebtedness of TFM in an amount not to exceed the amount of the guarantee of the obligations under the “Guarantee Agreement” referred to in the Five-Year Revolving Credit Agreement, but not any refinancings of the Five-Year Revolving Credit Agreement), (c) any receivables purchase transaction involving receivables of the Guarantor or any of its Subsidiaries or any other securitization of assets of the Guarantor or any of its Subsidiaries and (d) any sale-leaseback transaction involving assets of the Guarantor or any of its Subsidiaries.

“Receivables Facility” means (1) an accounts receivable securitization established by the Borrower in an aggregate principal amount of up to $750,000,000 consisting of (i) that certain Amended and Restated Receivables Transfer Agreement dated as of August 16, 2002, as amended, by and among Tyson Receivables Corporation, a Delaware corporation and wholly-owned subsidiary of Borrower, the Borrower, JPMorgan Chase Bank, as administrative agent and certain other persons that are parties thereto; and (ii) that certain Receivables Purchase Agreement dated as of October 17, 2001, as amended, among the Borrower and certain Subsidiaries of the Borrower, as sellers thereunder and Tyson Receivables Corporation, as purchaser thereunder; and (2) any amendment, replacement, extension or renewal of the foregoing, in any case not to exceed $750,000,000 in aggregate principal amount.

“Reference Rate” means the higher of (a) the Federal Funds Rate plus 1/2% and (b) the rate of interest (the “Prime Rate”) publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Toronto for loans made in Canada and denominated in US Dollars. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Reference Rate Loan” means any Loan that bears interest at a rate determined with reference to the Reference Rate.

“Register” has the meaning specified in Section 11.08(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Replacement Lender” has the meaning specified in Section 3.13(b).

“Requirement of Law” means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws, ERISA and Applicable Canadian Pension Legislation) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Secretary of such Person.

“Restricted Payment” means any dividend (other than dividends payable solely in Stock of the Guarantor and dividends paid by any wholly-owned Subsidiary of the Guarantor to the Guarantor or any other wholly-owned Subsidiary of the Guarantor) or any other distribution with respect to any Stock of the Guarantor or any of its Subsidiaries, whether now or hereafter outstanding, or any payment on account of the purchase, acquisition, redemption or other retirement, directly or indirectly, of any shares of such Stock (other than the purchase of Stock in the ordinary course in connection with employee benefit plans of the Guarantor or its Subsidiaries, including employee stock purchase plans and stock option plans).

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” means The Bank of Nova Scotia and any other Schedule I Lender agreed upon by the Borrower and the Administrative Agent from time to time.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or other entity, whether voting or non-voting, of any class and includes, common stock, preferred stock or warrants or options for any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries.

“Syndication Agent” means the institution identified as such on the cover of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TFM” means Tyson Fresh Meats, Inc., a Delaware corporation.

“Total Capitalization” means, at any date, the sum of (a) the aggregate amount of all Indebtedness for Borrowed Money of the Guarantor and its consolidated Subsidiaries and (b) the Net Worth of the Guarantor and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrower and the Guarantor of this Agreement and the other Loan Documents, the borrowing of Loans, the drawing, acceptance and purchase of B/As, the use of the proceeds of the Loans and the B/As and the other transactions contemplated by the Borrower to be effected in connection therewith.

“Type” when used in reference to any Loan or Borrowing refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR, the Reference Rate or the Canadian Prime Rate.

“Tyson Limited Partnership” means that certain Delaware limited partnership of the same name of which Mr. Don Tyson is the Managing General Partner.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate.

“US Dollars” or “US$” refers to lawful money of the United States of America.

SECTION 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04. Certain Terms. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and not to any particular Article, Section, paragraph or clause in this Agreement. The word “includes” and “including” when used herein is not intended to be exclusive and means “includes, without limitation” and “including, without limitation.” References herein to an Article, Section, paragraph or clause shall refer to the appropriate Article, Section, paragraph or clause in this Agreement. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

ARTICLE II

Amounts and Terms of the Loans and B/As

SECTION 2.01. Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, (a) to make Loans in US Dollars or Canadian Dollars to the Borrower (each such Loan, a “Loan”) and/or (b) to accept and purchase or arrange for the purchase of drafts drawn by the Borrower in Canadian Dollars as B/As, in each case on the Effective Date, in an aggregate principal or face amount that will not result in (i) such Lender’s Credit Exposure exceeding its Commitment or (ii) the aggregate amount of the Lenders’ Credit Exposures exceeding the Aggregate Commitments. Amounts repaid in respect of Loans or B/As, other than by way of any conversion or continuation pursuant to Section 2.09, may not be reborrowed.

SECTION 2.02. Procedure for Borrowings. (a) Each Borrowing shall be made upon the irrevocable notice of the Borrower, received by the Administrative Agent (i) not later than 12:00 noon (Toronto time) three Business Days prior to the date of the proposed Borrowing, in the case of Eurodollar Loans and (ii) not later than 11:00 a.m. (Toronto time) on the date of the proposed Borrowing, in the case of Reference Rate Loans or Canadian Prime Rate Loans. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing (including by facsimile confirmed immediately by telephone), in substantially the form of Exhibit 2.02 specifying:

(i) the requested borrowing date, which shall be a Business Day;

(ii) the currency and aggregate principal amount of the Borrowing, which shall be a minimum amount of US$5,000,000 or Cdn$5,000,000, as applicable, or an integral multiple of US$1,000,000 or Cdn$1,000,000, as applicable, in excess thereof. If the Notice of Borrowing shall fail to specify the currency with respect to the Borrowing, the Borrower shall be deemed to have selected US Dollars;

(iii) whether the Borrowing is to be comprised of Eurodollar Loans, Reference Rate Loans or Canadian Prime Rate Loans. If the Notice of Borrowing shall fail to specify the Type of Borrowing, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, a Reference Rate Borrowing and (ii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing; and

(iv) if the Borrowing is to be comprised of Eurodollar Loans, the duration of the initial Interest Period applicable to such Borrowing. If the Notice of Borrowing shall fail to specify the duration of the initial Interest Period for any Borrowing comprised of Eurodollar Loans, such Interest Period shall be one month.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof and of the amount of such Lender’s Percentage Share of such Borrowing.

(c) Each Lender shall make the amount of its Percentage Share of the Borrowings available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Payment Office on the Effective Date in funds immediately available in US Dollars, in the case of Eurodollar Loans and Reference Rate Loans, and in Canadian Dollars, in the case of Canadian Prime Rate Loans, by 12:00 noon (Toronto time). Unless any applicable condition specified in Article V has not been satisfied, the Administrative Agent will make the funds so received from the Lenders promptly available to the Borrower by crediting the account of the Borrower on the books of the Administrative Agent (or such other account as shall have been specified by the Borrower) with the aggregate amount made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(d) After giving effect to the Borrowings, there shall not be more than an aggregate amount of fifteen (i) Interest Periods in effect in respect of all Loans outstanding at such time and (ii) Contract Periods in effect in respect of all B/As outstanding at such time.

SECTION 2.03. Canadian Bankers’ Acceptances. (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01 or Section 2.09 shall be made ratably by the Lenders in accordance with their respective Percentage Share. After the Effective Date, no Lender shall have any obligation to accept and purchase or arrange for the purchase of B/As other than as provided in Section 2.09.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. If any Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than an aggregate amount of fifteen (i) Interest Periods in effect in respect of all Loans outstanding at any time and (ii) Contract Periods in effect in respect of all B/As outstanding at any time.

(c) To request an acceptance and purchase of B/As, the Borrower shall notify the Administrative Agent of such request by telephone or by telecopy not later than 11:00 a.m. (Toronto time) one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and shall be in writing (including by facsimile confirmed immediately by telephone), in substantially the form of Exhibit 2.02 specifying:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date). If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Borrower shall be deemed to have selected a Contract Period of 30 days’ duration; and

(iv) the location and number of the Borrower’s account to which any funds are to be disbursed.

Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Borrower hereunder. It shall be the responsibility of each Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Lender in accordance with the Borrower’s written request shall bind the Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Borrower. Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender in accordance with the Borrower’s written request. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender as determined by a final judgment of a court of competent jurisdiction. Each Lender shall maintain a record with respect to B/As (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to the Borrower upon its request and at its expense. Upon request by the Borrower, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or the Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on the Borrower.

(f) Upon acceptance of a B/A by a Lender, such Lender shall purchase such B/A from the Borrower at the B/A Discount Rate for such Lender applicable to such B/A accepted by it and make available the B/A Discount Proceeds to the Administrative Agent’s Payment Office on the date requested by the Borrower in funds immediately available in Canadian Dollars to the Administrative Agent by 12:00 noon (Toronto time). The acceptance fee payable by the Borrower to a Lender under Section 3.01(a) in respect of each B/A accepted by such Lender shall be set off against the B/A Discount Proceeds payable by such Lender under this paragraph. Unless any applicable condition specified in Article V has not been satisfied, the

Administrative Agent will make the funds so received from the Lenders promptly available to the Borrower by crediting the account of the Borrower on the books of the Administrative Agent (or such other account as shall have been specified by the Borrower) with the aggregate amount made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Loan pursuant to Section 2.09, the net amount that would otherwise be payable to the Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.09(e).

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) Subject to applicable law, the Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the B/A for payment of the amounts payable by the Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment the Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Borrower and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.03.

(k) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Borrower in the amount of and for the same term as each draft that such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the B/A Discount Proceeds of such B/A Equivalent Loan for the account of the Borrower in the same manner as such Lender would have provided the B/A Discount Proceeds in respect of the draft that such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would have resulted if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and shall be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the B/A Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) Notwithstanding any provision hereof, the Borrower may not prepay any B/A Drawing.

(m) For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

SECTION 2.04. Repayment; Evidence of Indebtedness. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Loan on the Maturity Date, together with all interest accrued thereon and not yet paid, and (ii) the face amount of each B/A accepted by such Lender as provided in Section 2.03(i), in each case in the currency of such Loan or B/A.

(b) Each Lender, with respect to amounts payable to it hereunder, and the Administrative Agent, with respect to all amounts payable hereunder, shall maintain on its books, in accordance with its usual practice, loan accounts setting forth each Loan and B/A accepted, the Type and currency of each Loan, the applicable interest rate, Interest Period, Contract Period and the amounts of principal, interest, amounts in respect of B/As and other sums paid and payable by the Borrower from time to time hereunder with respect thereto; provided, however, that the failure of any Lender to record any such amount on its books shall not affect the obligations of the Borrower with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall be conclusive evidence of such amount absent manifest error.

(c) Notwithstanding the foregoing, if any Lender shall so request for purposes of Section 11.08(g), the obligation to repay the Loans made by it shall also be evidenced by a promissory note in the form of Exhibit 2.04(c).

SECTION 2.05. Termination and Reduction of the Commitments. (a) Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

(b) The Borrower may, at any time and from time to time, upon not less than three Business Days’ prior notice to the Administrative Agent, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitments by an aggregate amount of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof. Any reduction in the Aggregate Commitments shall be applied to each Lender’s Commitment in accordance with such Lender’s Percentage Share.

SECTION 2.06. Optional Prepayments. Subject to Section 3.10, the Borrower may upon notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, received by the Administrative Agent not later than (i) 12:00 noon (Toronto time) (x) not less than three Business Days prior to the proposed date of prepayment, in the case of a prepayment of Eurodollar Loans and (y) not less than one Business Day prior to the proposed date of prepayment, in the case of a prepayment of Reference Rate Loans and Canadian Prime Rate Loans, prepay ratably among the Lenders the outstanding principal amount of any Loans in whole or in part, together (other than in the case of a prepayment of Reference Rate Loans or Canadian Prime Rate Loans prior to the Maturity Date) with accrued interest to the date of such prepayment on the principal amount prepaid. Each such partial prepayment shall be in an aggregate principal amount of not less than US$5,000,000 or Cdn$5,000,000, as applicable, or an integral multiple of US$1,000,000 or Cdn$1,000,000, as applicable, in excess thereof; provided, however, that if the aggregate amount of Eurodollar Loans comprised in the same Borrowing shall be reduced as a result of any optional prepayment to an amount less than US$5,000,000, the Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans at the end of the then current Interest Period. If any notice of prepayment is given, the principal amount stated therein, together (other than in the case of a prepayment of a Reference Rate Loan or Canadian Prime Rate Loan prior to the Maturity Date) with accrued interest to the date of prepayment, shall be due and payable on the date specified in such notice. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.07. Interest. (a) Subject to Section 2.08, each Loan shall bear interest, at the option of the Borrower (i) in the case of Reference Rate Loans, at a rate per annum equal to the sum of the Reference Rate plus the Applicable Rate, (ii) in the case of Canadian Prime Rate Loans, at a rate per annum equal to the sum of the Canadian Prime Rate plus the Applicable Rate or (iii) in the case of Eurodollar Loans, for the Interest Period in effect for such Loan, at a rate per annum equal to the sum of LIBOR plus the Applicable Rate.

(b) Accrued and unpaid interest in respect of each Loan shall be paid on each Interest Payment Date, on the Maturity Date and (other than in the case of a Reference Rate Loan) on the date of any prepayment or repayment of such Loan.

SECTION 2.08. Default Interest. Notwithstanding the provisions of Section 2.07, if any principal of or interest on any Loan, any fee, or any payment required to be made by the Borrower under this Agreement in respect of any B/A or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.07 or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Reference Rate Loans as provided in paragraph (a)(i) of Section 2.07.

SECTION 2.09. Continuation and Conversion Elections. (a) Each Borrowing initially shall be of the Type specified in a Notice of Borrowing and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Following the Borrowings and B/A Drawings on the Effective Date, the Borrower may elect to convert and continue any Borrowing or B/A Drawing pursuant to an irrevocable written Notice of Conversion/Continuation as provided in paragraph (b) below (it being understood that (i) no Borrowing or B/A Drawing may be converted to or continued as a Borrowing or B/A Drawing denominated in a different currency, (ii) no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto, (iii) no Borrowing may be converted to or continued as a Eurodollar Borrowing if the requested Interest Period would end after the Maturity Date and (iv) no Borrowing or B/A Drawing denominated in Canadian Dollars may be converted to a Eurodollar Borrowing and no Borrowing denominated in US Dollars may be converted to a Canadian Prime Rate Borrowing). The Borrower may elect different options with respect to different portions of the affected Borrowings or B/A Drawings, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowings or accepting the B/As comprising such B/A Drawings, as the case may be, and any Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. The Borrower may upon irrevocable written notice to the Administrative Agent in accordance with paragraph (b) below:

(i) elect to convert, on any Business Day, any Reference Rate Loans (or any part thereof in an aggregate amount not less than US$5,000,000, or an integral multiple of US$1,000,000 in excess thereof) into Eurodollar Loans;

(ii) elect to convert, on any Business Day, any Eurodollar Loans (or any part thereof in an aggregate amount not less than US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof) into Reference Rate Loans;

(iii) elect to continue, on the expiration date of any Interest Period, any Eurodollar Loans maturing on such Interest Payment Date;

(iv) elect to continue, on the expiration date of any Contract Period, any B/A Drawing maturing on such Contract Date by means of a new B/A Drawing on such Contract Date;

(v) elect to convert, on the expiration date of any Contract Period, any B/A Drawing maturing on such Contract Date into a Canadian Prime Rate Loan; or

(vi) elect to convert, on any Business Day, any Canadian Prime Rate Loans into B/As by means of a B/A Drawing on such Business Day;

provided, however, that if on the expiration date of any Interest Period the aggregate amount of outstanding Eurodollar Loans comprised in the same Borrowing shall have been reduced as a result of the conversion of part thereof to an amount less than US$5,000,000, the remaining Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans on such date and on and after such date the right of the Borrower to continue such Loans as Eurodollar Loans shall terminate.

(b) The Borrower shall deliver a notice of conversion or continuation (a “Notice of Conversion/Continuation”), in substantially the form of Exhibit 2.09 not later than (i) in the case of an election that will result in a Borrowing to be comprised of Eurodollar Loans, Reference Rate Loans or Canadian Prime Rate Loans, by the times and dates that would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election and (ii) in the case of an election that will result in a B/A Drawing, by the time and date that would be required under Section 2.03 if the Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such Notice of Conversion/Continuation shall be irrevocable and shall be by facsimile confirmed immediately by telephone specifying therein the following information:

(i) the Borrowing or B/A Drawing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether a Reference Rate Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a B/A Drawing is elected; and

(iv) in the case of an election of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing or B/A Drawing but does not specify an Interest Period or Contract Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration or a Contract Period of 30 days duration, as the case may be.

(c) If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Eurodollar Borrowing or B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period such Borrowing or B/A Drawing shall be converted to a Reference Rate Borrowing or a Canadian Prime Rate Borrowing, as applicable. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a B/A Drawing and (ii) unless repaid, each Eurodollar Borrowing or B/A Drawing shall be converted to a Reference Rate Borrowing or a Canadian Prime Rate Borrowing, as applicable, at the end of the Interest Period or Contract Period applicable thereto.

(d) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender thereof or, if no timely notice is provided, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion. Each conversion and continuation shall be made pro rata among the Lenders based on the respective outstanding principal amounts of the Loans or B/As of each Lender included in the Borrowing or B/A Drawing with respect to which such notice was given.

(e) Upon the conversion of any Borrowing or the continuation of any B/A Drawing (or portion thereof) to or as a B/A Drawing, the net amount that would otherwise be payable to the Borrower by each Lender pursuant to Section 2.03(f) in respect of such new B/A Drawing shall be applied against the principal of the Loan made by such Lender (in the case of a conversion), or the Borrower’s obligation to reimburse such Lender in respect of the B/As accepted by such Lender under Section 2.03(i) (in the case of a continuation) as part of such converted Borrowing or such continued B/A Drawing, and the Borrower shall pay to the Administrative Agent for the account of such Lender on the date of such conversion or continuation an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount. Upon the conversion of any B/A Drawing (or portion thereof) to a Canadian Prime Rate Loan, each Lender shall be deemed to have made a Canadian Prime Rate Loan to the Borrower on the date of such conversion in an amount equal to the face amount of the maturing B/A of such Lender, and the proceeds of such Canadian Prime Rate Loan shall be deemed to have been applied to satisfy the Borrower’s obligation to reimburse such Lender in respect of the B/As accepted by such Lender as part of such B/A Drawing under Section 2.03(i).

(f) After giving effect to any conversion or continuation of any Borrowing or B/A Drawing, there shall not be more than an aggregate amount of fifteen (i) Interest Periods in effect in respect of all Loans outstanding at such time and (ii) Contract Periods in effect in respect of all B/As outstanding at such time.

ARTICLE III

Fees; Payments; Taxes; Changes in Circumstances

SECTION 3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each date on which B/As are accepted hereunder, an acceptance fee in Canadian Dollars computed by multiplying (i) the product of the face amount of each B/A accepted by such Lender and the Applicable Rate by (ii) a fraction the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(b) The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amount and at the times set forth in the Administrative Agent’s Fee Letter.

(c) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances; provided, however, that the foregoing shall in no event constitute a waiver of or otherwise affect any claims the Borrower may have against any other party to this Agreement.

SECTION 3.02. Computation of Fees and Interest. (a) All computations of acceptance fees payable in respect of B/As and interest payable in respect of Reference Rate Loans and Canadian Prime Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed. Interest and fees shall accrue during each period during which such interest or fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

SECTION 3.03. Payments by the Borrower. (a) All payments (including prepayments and payments of principal of or interest on any Borrowing or any amount in respect of any B/A Drawing or any fees or other amounts) to be made by the Borrower hereunder shall be made without set-off or counterclaim and shall, except as expressly provided herein, be made to the Administrative Agent for the ratable account of the Lenders at the Administrative Agent’s Payment Office, in US Dollars, in the case of Eurodollar Loans or Reference Rate Loans, or in Canadian Dollars, in the case of Canadian Prime Rate Loans or B/A Drawings, and in immediately available funds, not later than 12:00 noon (Toronto time) on the date specified herein. The Administrative Agent will promptly after receiving any payment of principal, interest, fees and other amounts from the Borrower, in the case of payments for the accounts of the Lenders, distribute to each Lender its Percentage Share (or other applicable share as expressly provided herein) of such payment for the account of its respective Lending Office and, in the case of each other payment received by it for the account of any other Person, distribute such payment to the appropriate recipient. Any payment which is received by the Administrative Agent after 12:00 noon (Toronto time) shall be deemed to have been received on the immediately succeeding Business Day.

(b) Whenever any payment of a Loan shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest and fees, as the case may be; provided, however, that if such extension would cause any payment of principal of or interest on Eurodollar Loans to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, on demand, the excess of the amount distributed to such Lender over the amount, if any, paid by the Borrower, together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for each day from the date such amount is distributed to such Lender to the date such Lender repays such amount to the Administrative Agent.

SECTION 3.04. Payments by the Lenders to the Administrative Agent.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent for the account of the Borrower the amount of such Lender’s Percentage Share of any Borrowing or B/A Drawing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of such Borrowing or B/A Drawing and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such full amount available to the Administrative Agent and the Administrative Agent in such circumstances makes available to the Borrower such amount, such Lender shall, within two Business Days following the date of such Borrowing or B/A Drawing, make such amount available to the Administrative Agent, together with interest at the greater of the Federal Funds Rate (in the case of any Eurodollar Rate Loan or Reference Rate Loan) or the CDOR Rate (in the case of any Canadian Prime Rate Loan or B/A Drawing) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for and determined as of each day during such period. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan or payment in respect of the applicable B/As for all purposes of this Agreement. If such amount is not made available to the Administrative Agent within two Business Days following the date of such Borrowing or B/A Drawing, the Administrative Agent shall notify the Borrower of such failure to fund and, on the third Business Day following the date of such Borrowing or B/A Drawing, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing or B/A Drawing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing or the sum of the B/A Discount Rate and the acceptance fee applicable to the B/As of such Lender included in such B/A Drawing. Nothing contained in this Section 3.04(a) shall relieve any Lender which has failed to make available its Percentage Share of any Borrowing or B/A Drawing hereunder from its obligation to do so in accordance with the terms hereof.

(b) The failure of any Lender to make any Loan on the date of any Borrowing or to accept and purchase any B/A required to be accepted and purchased by it shall not relieve any other Lender of its obligation hereunder to make a Loan on the date of such Borrowing or accept any B/A pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan or accept any B/A to be made or accepted by such other Lender.

SECTION 3.05. Taxes. (a)  Any and all payments by or on account of any Obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authorities in accordance with applicable law.

(c) The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any Obligation of either Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. After the Administrative Agent or any Lender, as the case may be, receives written notice from a relevant taxing authority of the imposition of Indemnified Taxes or Other Taxes subject to the provisions of Section 3.05, such party will act in good faith to promptly notify the Borrower of its obligations hereunder.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, each such Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing documents whenever they become obsolete or inaccurate in any material respect, together with such other forms or documents as may be required in order to confirm or establish the entitlement of such Lender to continued exemption from or reduction of withholding tax; provided however, that no Lender shall be required to provide any documents or forms which it cannot deliver under applicable law because such Lender is no longer entitled to an exemption of withholding tax due to a change in applicable law. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Borrower. If a Governmental Authority asserts a claim that the Administrative Agent or a Loan Party did not properly withhold an Indemnified Tax from amounts paid to or for the account of any Lender (but only to the extent such claim arises because the appropriate form was not delivered or was not properly executed, because such Lender failed to notify the Administrative Agent of a change in its circumstances (other than a change in law) which rendered an exemption from withholding tax ineffective or because of such Lender’s sale of a participating interest in a Loan), such Lender shall indemnify the Administrative Agent and/or any Loan Party, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative

Agent and/or any Loan Party, as Tax or otherwise, including penalties and interest together with all costs, expenses and attorney’s fees (including the allocated cost of in-house counsel). Each Lender represents and warrants that, as of the time that any amount is first paid or credited to or by such Lender on account of the Obligations, it will be a Canadian Resident Lender; provided that no such representation or warranty is made or will be deemed made at such time to the extent that such Lender fails or is unable to qualify as a Canadian Resident Lender as a result of any Change in Law after the date such Lender becomes a party to this Agreement.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.05, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties agree, upon the request of the Administrative Agent or such Lender, to repay the amount paid over to them (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

SECTION 3.06. Sharing of Payments, Etc. If other than as provided in Section 3.05, 3.08, 3.09, 3.10 or 3.11, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it or B/A accepted by it or, after acceleration of all Obligations pursuant to Section 8.02(b), in respect of any Obligation owing to it, in the case of the Loan or B/A, in excess of its Percentage Share of all payments on account of the Loans and B/As received by all the Lenders and, after acceleration, in excess of its pro rata share of all Obligations, such Lender shall forthwith (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made, or B/As accepted, by them or, after acceleration, in all Obligations owing to them, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders according to their respective Percentage Shares or, after acceleration, their pro rata shares of all the Obligations; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall to the extent of such recovery be rescinded and each other Lender shall repay to the purchasing Lender the purchase price thereof together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section 3.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records

(which shall be conclusive and binding in the absence of manifest error), of participations purchased pursuant to this Section 3.06 and will in each case notify the Lenders following any such purchases.

SECTION 3.07. Inadequacy of LIBOR. If with respect to any Interest Period for Eurodollar Loans, the Administrative Agent shall determine, or the Majority Lenders shall notify the Administrative Agent, that LIBOR for such Interest Period will not adequately and fairly reflect the cost to Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period (after giving effect to any event giving rise to additional interest on such Loans pursuant to Section 3.11), the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon the obligations of the Lenders to make or continue Loans as Eurodollar Loans or to convert Loans into Eurodollar Loans at the end of the then current Interest Period shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke its Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans instead of Eurodollar Loans.

SECTION 3.08. Increased Costs. If any Lender shall determine that, due to either (a) the introduction of any Requirement of Law or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation thereof or (b) the compliance with any guideline or request from made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or obtaining funds for the purchase of B/As or maintaining its obligation to accept and purchase B/As, respectively, the Borrower shall be liable for, and shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such increased costs (other than costs for Taxes contemplated by Section 3.05 and reserve requirements contemplated by Section 3.06).

SECTION 3.09. Capital Adequacy. If any Lender shall have determined that the introduction of or change in any Requirement of Law regarding capital adequacy, including any change therein or in the interpretation or application thereof or, any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, or the compliance therewith by such Lender (or its Lending Office) or any corporation controlling such Lender affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender’s, or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of such Lender’s Commitment, loans or obligations under this Agreement with respect to any Borrowing or B/As, respectively, then from time to time, upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall be liable for, and shall pay to the Administrative Agent for the account of such Lender, as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

SECTION 3.10. Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur as a consequence of:

(a) any failure of the Borrower to borrow, continue or convert a Eurodollar Loan or to issue B/As for acceptance and purchase after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(b) any prepayment or payment of a Eurodollar Loan on a day which is not the last day of the Interest Period with respect thereto;

(c) any failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.06;

(d) the conversion of any Eurodollar Loan to a Reference Rate Loan on a day that is not the last day of the respective Interest Period pursuant to Section 2.09; or

(e) the assignment of any Eurodollar Loan or right to receive payment in respect of any B/A other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.13;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Loans or to purchase B/As hereunder or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.11. Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender, at the request of such Lender (but not more frequently than once in each calendar quarter), as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender from the date such Eurodollar Loan is made until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (a) LIBOR for the Interest Period for such Eurodollar Loan from (b) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date interest in respect of such Eurodollar Loan is payable. Notwithstanding the provisions of the previous sentence, the Borrower shall not be obligated to pay to any Lender any additional interest in respect of Eurodollar Loans made by such Lender for any period commencing more than three months prior to the date on which such Lender notifies the Borrower by delivering a certificate from a financial officer of such Lender, that such Lender is required to maintain reserves with respect to Eurocurrency Liabilities.

SECTION 3.12. Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to Section 3.05, 3.08, 3.09, 3.10 and/or 3.11 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for computing the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise specifically provided herein, the Borrower shall pay to any Lender claiming compensation or reimbursement from the Borrower pursuant to Section 3.08, 3.09, 3.10 or 3.11, the amount requested by such Lender no later than five Business Days after such demand.

SECTION 3.13. Change of Lending Office; Replacement Lender. (a) Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 3.05(a) or (c) or Sections 3.08, 3.09 or 3.11 with respect to such Lender, it will if so requested by the Borrower, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section; provided, however, that such designation would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Nothing in this Section 3.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 3.05(a) or (c) or Section 3.08, 3.09 or 3.11.

(b) In the event the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.05(a) or (c), 3.08, 3.09 or 3.11 as a result of any condition described in any such Section, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts, the Borrower may designate another Lender which is reasonably acceptable to the Administrative Agent (such Lender being herein called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights and obligations in respect of accepted B/As and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, Obligations in respect of such B/As and accrued but unpaid fees in respect of such Lender’s Commitment and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder (except for such rights as survive repayment of the Loans), and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those related to any Bid Loans of such Lender which remain outstanding and those that survive full payment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; provided that, if the Borrower elects to exercise such rights pursuant to this Section 3.13 with respect to any Lender that has made a request for compensation pursuant to Section 3.11, it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.11.

ARTICLE IV

Representations and Warranties

Each of the Guarantor and the Borrower represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.01. Corporate Existence; Compliance with Law. Each of the Guarantor, the Borrower and their respective Subsidiaries:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify has no reasonable likelihood of having a Material Adverse Effect;

(c) has all requisite corporate power and authority to own, pledge, mortgage, hold under lease and operate its properties, and to conduct its business as now or currently proposed to be conducted;

(d) is in compliance with its certificate of incorporation and by-laws; and

(e) is in compliance with all other Requirements of Law except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect.

SECTION 4.02. Corporate Authorization; No Contravention; Governmental Authorization. The execution, delivery and performance by each of the Borrower and the Guarantor of the Loan Documents and the Transactions:

(a) are within the corporate powers of the Borrower and the Guarantor;

(b) have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

(c) do not and will not:

(i) contravene the certificate of incorporation or by-laws of the Borrower or the Guarantor;

(ii) violate any other Requirement of Law (including the Securities Exchange Act of 1934, Regulations T, U and X of the Federal Reserve Board or any order or decree of any court or other Governmental Authority);

(iii) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation binding on or affecting the Borrower, the Guarantor or any of their properties, other than (in the case of any Contractual Obligation other than any Indenture) any such breach or default that has no reasonable likelihood of having a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or any of its properties is subject; or

(iv) result in the creation or imposition of any Lien upon any of the property of the Borrower or the Guarantor; and

(d) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person other than those which have been duly obtained, made or given.

SECTION 4.03. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and the Guarantor. This Agreement and each other Loan Document are legal, valid and binding obligations of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws or equitable principles relating to or limiting creditors’ rights generally.

SECTION 4.04. Taxes. The Guarantor and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes and assessments payable by them, to the extent the same have become due and payable and before they have become delinquent, except those which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, provided the non-payment thereof has no reasonable likelihood of having a Material Adverse Effect. The Guarantor does not know of any proposed material tax assessment against the Guarantor or any of its Subsidiaries and in the opinion of the Guarantor, all potential tax liabilities are adequately provided for on the books of the Guarantor and its Subsidiaries. The statute of limitations for assessment or collection of federal income tax has expired for all federal income tax returns filed by the Guarantor for all tax years up to and including the tax year ended in March 1993.

SECTION 4.05. Financial Matters. (a) The consolidated balance sheet of the Guarantor and its Subsidiaries as of the last day of the fiscal year of the Guarantor ended on October 2, 2004, and as of the last day of the fiscal quarters of the Guarantor ended on January 1, 2005, April 2, 2005 and July 2, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for such fiscal year and quarters, with, in the case of said fiscal year, reports thereon by Ernst & Young LLP:

(i) are complete, accurate and fairly present the financial condition of the Guarantor and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby;

(ii) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as set forth in the notes thereto; and

(iii) other than as disclosed in Schedule 4.05(a), show all material indebtedness and other liabilities, direct or contingent, of the Guarantor and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and long-term leases.

(b) As of the Effective Date, since October 2, 2004, with respect to the Guarantor and its Subsidiaries, there has been no Material Adverse Effect and no development which has any reasonable likelihood of having a Material Adverse Effect.

(c) Each of the Borrower and the Guarantor is, and the Guarantor and its Subsidiaries are, on a consolidated basis, Solvent.

SECTION 4.06. Litigation. As of the Effective Date, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Guarantor, threatened, against the Guarantor or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator that have a reasonable likelihood of having a Material Adverse Effect. All pending actions or proceedings affecting the Guarantor or any of its Subsidiaries as of the date hereof and involving claims in excess of US$10,000,000 are described in Schedule 4.06.

SECTION 4.07. Subsidiaries. (a) A complete and correct list of all Subsidiaries of the Guarantor after giving effect to the transactions to occur on the Effective Date, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class outstanding owned by the Guarantor and each other Subsidiary of the Guarantor is set forth in Schedule 4.07(a).

(b) All of the outstanding shares of each of the Subsidiaries listed on Schedule 4.07(a) have been validly issued, are fully paid and non-assessable and are owned by the Guarantor or another Subsidiary of the Guarantor, free and clear of any Lien.

(c) The Guarantor has no obligation to capitalize any of its Subsidiaries.

(d) A complete and correct list of all joint ventures in which the Guarantor or any of its Subsidiaries is a partner is set forth in Schedule 4.07(d)

SECTION 4.08. No Defaults. (a) Neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, has a reasonable likelihood of having a Material Adverse Effect.

(b) No Default or Event of Default exists or would result from the incurring of any Obligations by the Guarantor or any of its Subsidiaries.

SECTION 4.09. Investment Company Act; Public Utility Holding Company Act. Neither the Guarantor nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the Guarantor nor any of its Subsidiaries is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.10. Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan or B/A will be used, and no Loan will otherwise be, in violation of Regulation T, U or X of the Federal Reserve Board.

SECTION 4.11. Assets. (a) The Guarantor and each of its Subsidiaries has good record and marketable title to all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.

(b) The Guarantor and each of its Subsidiaries owns or licenses or otherwise has the right to use all material licenses, permits, patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement of or conflict with the rights of any other Person with respect thereto, except for such infringements or conflicts as have no reasonable likelihood of having a Material Adverse Effect. No material slogan or other advertising device, product, process, method or other material now employed, or now contemplated to be employed, by the Guarantor or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person except for such infringements or conflicts as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.

SECTION 4.12. Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its Subsidiaries which have any reasonable likelihood of having a Material Adverse Effect. Except as disclosed in Schedule 4.12, no significant unfair labor practice complaint is pending or, to the knowledge of the Guarantor, threatened, against the Guarantor or any of its Subsidiaries before any Governmental Authority.

SECTION 4.13. Environmental Matters. Except as disclosed in Schedule 4.13:

(a) the on-going operations of the Guarantor and each of its Subsidiaries comply in all respects with all Environmental Laws except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect;

(b) the Guarantor and each of its Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Guarantor and each of its Subsidiaries is in compliance with all terms and conditions of such permits, except for such failure to obtain or maintain such permits or such non-compliance as has no reasonable likelihood of having a Material Adverse Effect;

(c) none of the Guarantor, any of its Subsidiaries or any of their present property or operations (or past property or operations) is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Claim or Hazardous Material which, in each case, has any reasonable likelihood of having a Material Adverse Effect;

(d) there are no conditions or circumstances associated with any property of the Guarantor or any of its Subsidiaries formerly owned and operated by the Guarantor or any of its Subsidiaries or any of their predecessors or with the former operations, including off-site disposal practices, of the Guarantor or its Subsidiaries or their predecessors which may give rise to Environmental Claims which in the aggregate have any reasonable likelihood of having a Material Adverse Effect; and

(e) there are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Guarantor or its Subsidiaries, including Environmental Claims associated with any operations of the Guarantor or its Subsidiaries, which have any reasonable likelihood of having a Material Adverse Effect. In addition, (i)

neither the Guarantor nor any of its Subsidiaries has any underground storage tanks (A) that are not properly permitted under applicable Environmental Laws or (B) that to the best of the Guarantor’s knowledge, are leaking or dispose of Hazardous Materials off-site and (ii) the Guarantor and each of its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and under OSHA and all other Environmental Laws.

SECTION 4.14. Completeness. None of the representations or warranties of the Guarantor or the Borrower contained herein or in any other Loan Document or in any certificate or written statement furnished by or on behalf of the Guarantor or the Borrower pursuant to the provisions of this Agreement or any other Loan Document contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.15. ERISA and Pension Plans. (a) There has been no ERISA Event which has any reasonable likelihood of having a Material Adverse Effect. Except as set forth in Schedule 4.15, the present value of the benefit liabilities, as defined in Title IV of ERISA, of each Plan (other than a Multiemployer Plan) as of the most recent valuation date using the Plan actuarial assumptions at such date do not materially exceed the value of the assets of the Plan.

(b) The Borrower is in compliance with all Applicable Canadian Pension Legislation and all of its obligations in respect of each applicable pension plan except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.16. Insurance. The properties of the Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions Precedent to Effectiveness. The obligation of each Lender to make Loans and to accept and purchase or arrange for the purchase of B/As hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) Credit Agreement and Notes. The Administrative Agent shall have received (i) counterparts of this Agreement executed by the Borrower, the Guarantor, the Administrative Agent and each of the Lenders and of any promissory notes requested by the Lenders pursuant to Section 2.04 executed by the Borrower, or (ii) written evidence satisfactory to the

Administrative Agent (which may include telecopy transmission of signed counterparts) that such parties have signed such counterparts.

(b) Board Resolutions; Approvals; Incumbency Certificates. The Administrative Agent shall have received (i) copies of the resolutions of the Board of Directors of the Borrower and the Guarantor, in each case approving and authorizing the execution, delivery and performance by the Borrower and the Guarantor, respectively, of this Agreement and of each of the other Loan Documents to be delivered hereunder by it, and authorizing the borrowing of the Loans and the other Transactions, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Borrower and the Guarantor, respectively; and (ii) a certificate of the Secretary or Assistant Secretary of the Borrower and a certificate of the Secretary or Assistant Secretary of the Guarantor, in each case certifying the names and true signatures of the officers of the Borrower or the Guarantor, as applicable, authorized to execute and deliver this Agreement and all other Loan Documents to be delivered hereunder by it.

(c) Articles of Incorporation; By-laws and Good Standing. The Administrative Agent shall have received each of the following documents: (i)  the articles or certificate of incorporation of the Borrower and the Guarantor as in effect on the Effective Date, certified by the Secretary of State or another appropriate official of the State of Delaware or the Province of Alberta, as the case may be, as of a recent date and by the Secretary or Assistant Secretary of the Borrower or the Guarantor, as the case may be, as of the Effective Date and the by-laws of the Borrower and the Guarantor as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Borrower or the Guarantor, as the case may be, as of the Effective Date; and (ii)  good standing certificates as of a recent date for the Borrower and the Guarantor from the Secretaries of State of such states or from such provinces as the Administrative Agent may request.

(d) Legal Opinions. The Administrative Agent shall have received a favorable opinion, dated the Effective Date and addressed to the Administrative Agent and the Lenders, of Read Hudson, Vice President, Associate General Counsel and Secretary of the Guarantor, US counsel to the Guarantor, and Blake, Cassels & Graydon, LLP, Canadian counsel to the Borrower, substantially to the effect set forth on Exhibit 5.01(d)(i) and Exhibit 5.01(d)(ii), respectively, and as to such other matters as any Lender through the Administrative Agent may reasonably request (and the Guarantor and Borrower hereby instruct such counsel to deliver such opinions);

(e) Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Guarantor, dated as of the Effective Date, stating that:

(i) the representations and warranties contained in Article IV are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or would result from the initial Borrowing hereunder; and

(iii) there has not occurred or become known since October 2, 2004, any condition or change that has affected or could reasonably be expected to affect materially and adversely the business, assets, liabilities, financial condition or material agreements of the Guarantor and its Subsidiaries taken as a whole.

(f) Other Documents. The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Lender may reasonably request.

(g) Fees, Costs and Expenses. The Borrower shall have paid all costs and expenses referred to in Section 11.04 (including legal fees and expenses and the allocated cost of in-house counsel) for which the Borrower has been invoiced prior to the Effective Date.

(h) Receivables Facility. The Receivables Facility shall be in full force and effect.

(i) Termination of Existing 2001 Five-Year Credit Agreement and Existing 2004 Five-Year Credit Agreement. Each of the Existing 2001 Five-Year Credit Agreement and the Existing 2004 Five-Year Credit Agreement shall have been or shall simultaneously be terminated, the principal of and interest accrued on all loans outstanding thereunder and all fees accrued thereunder shall have been or shall simultaneously be paid in full and all letters of credit outstanding thereunder shall have been terminated or shall be Existing Letters of Credit (as defined in the Five-Year Revolving Credit Agreement).

(j) Five-Year Revolving Credit Agreement. The Administrative Agent shall have received written evidence satisfactory to it that the Five-Year Revolving Credit Agreement shall have been or shall simultaneously be executed and delivered by each of the parties party thereto and the “Effective Date”, as defined therein, shall have occurred or shall simultaneously occur.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., New York City time, on October 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE VI

Affirmative Covenants

Each of the Guarantor and the Borrower covenants and agrees that as long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

SECTION 6.01. Compliance with Laws, Etc. The Guarantor shall comply, and cause each of its Subsidiaries to comply, with all applicable Requirements of Law, except such as may be contested in good faith by appropriate proceedings and which have no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.02. Use of Proceeds. The Borrower shall use the proceeds of any Loan or B/A Drawing hereunder for working capital and other general corporate purposes (including capital expenditures and acquisitions); provided, however, in each case such use of proceeds shall not be in contravention of any Requirement of Law and shall be consistent with the representations and warranties contained herein; provided, further, that the proceeds of any Loans hereunder may not be used to finance the purchase or other acquisition of Stock in any Person if such purchase or acquisition is opposed by the board of directors of such Person.

SECTION 6.03. Payment of Obligations, Etc. The Guarantor shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies unless the same are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established on the books of the Guarantor or one of its Subsidiaries in accordance with GAAP; provided that all such non-payments, individually or in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.04. Insurance. The Guarantor shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that the Guarantor and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor and such Subsidiaries operate and to the extent consistent with prudent business practice.

SECTION 6.05. Preservation of Corporate Existence, Etc. The Guarantor shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as permitted under Sections 7.05 and 7.07.

SECTION 6.06. Access. The Guarantor shall permit, and cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their directors, officers and independent public accountants and authorize those accountants to disclose to such Person any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information that such accountants may have with respect to the business, financial and other affairs of the Guarantor or any of its Subsidiaries, all at the expense of the Guarantor and at such times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Guarantor.

SECTION 6.07. Keeping of Books. The Guarantor shall maintain, and cause each of its Subsidiaries to maintain, proper books of record and account, in which full and correct entries shall be made of all financial transactions and matters involving the assets and business of the Guarantor and each of its Subsidiaries in accordance with GAAP.

SECTION 6.08. Maintenance of Properties. The Guarantor shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.08 shall prevent the Guarantor or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is, in the opinion of the Guarantor, desirable in the conduct of its business and has no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.09. Financial Statements. The Guarantor shall furnish to each Lender with a copy to the Administrative Agent, in form and details satisfactory to the Lenders and the Administrative Agent:

(a) as soon as available, but not later than 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a copy of the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending on the last day of such quarter, which statements shall be certified by the Chief Financial Officer of the Guarantor as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and results of operation of the Guarantor and its Subsidiaries;

(b) as soon as available, but not later than 90 days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, which statements shall be certified without qualification as to the scope of the audit by a nationally recognized independent public accounting firm and be accompanied by (i) a certificate of such accounting firm stating that such accounting firm has obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if such accounting firm has obtained such knowledge that a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) copies of any letters to the management of the Guarantor from such accounting firm;

(c) at the same time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, (i) a certificate of the Chief Financial Officer or Treasurer of the Guarantor to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and the action which the Guarantor proposes to take with respect thereto) and (ii) a compliance certificate, in substantially the form of Exhibit 6.09 and signed by the Chief

Financial Officer or Treasurer of the Guarantor, setting forth in reasonable detail the computations necessary to determine whether the Guarantor was in compliance with the financial covenants set forth in Section 7.13 and 7.14, in each case reconciling any differences between the numbers used in such calculations and those used in the preparation of such financial statements; and

(d) Promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Documents required to be delivered pursuant to paragraph (a) or (b) of this Section 6.09 shall be deemed to have been delivered if such documents, or one or more annual or quarterly reports containing such documents, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability); provided, that the Guarantor shall deliver paper copies of such documents to any Lender that requests such documents in paper form. Any such documents may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 6.10. Reporting Requirements. The Guarantor shall furnish to the Administrative Agent (and the Administrative Agent shall (other than in the case of clause (d) and, other than to the requesting Lender, clause (e) below) promptly furnish to the Lenders):

(a) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or other Governmental Authority affecting the Guarantor or any of its Subsidiaries which, individually or in the aggregate, has any reasonable likelihood of having a Material Adverse Effect;

(b) promptly but not later than three Business Days after the Guarantor becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any Contractual Obligation to which the Guarantor or any of its Subsidiaries is a party which has any reasonable likelihood of having a Material Adverse Effect, or (iii) any Material Adverse Effect or any event or other development which has a reasonable likelihood of having a Material Adverse Effect, notice specifying the nature of such Default, Event of Default, breach, non-performance, default, Material Adverse Effect, event or development, including the anticipated effect thereof;

(c) promptly after the sending or filing thereof, copies of all reports which the Guarantor or any of its Subsidiaries sends to its security holders generally, and copies of all reports and registration statements (other than registration statements on Form S-8 or any similar or successor form) which the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(d) promptly, but not later than five Business Days after the Guarantor becomes aware of any change by Moody’s or S&P in its Debt Rating, notice of such change; and

(e) such other information respecting the business, prospects, properties, operations or the condition, financial or otherwise, of the Guarantor or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

The reports required to be delivered pursuant to clause (c) of this Section 6.10 shall be deemed delivered on the date on which the same have been posted on the Securities and Exchange Commission’s web site at www.sec.gov; provided, that the Borrower shall deliver paper copies of the reports referred to in clause (c) above to the Administrative Agent or any Lender who requests such reports in paper form.

SECTION 6.11. Notices Regarding ERISA. Without limiting the generality of the notice provisions contained in Section 6.10, the Guarantor shall furnish to the Administrative Agent promptly and in any event within 15 days after the Guarantor or any member of its Controlled Group knows or has reason to know that any ERISA Event which has any reasonable likelihood of having a Material Adverse Effect has occurred, a statement of the Chief Financial Officer of the Guarantor describing such ERISA Event and the action, if any, which the Guarantor or such member of its Controlled Group proposes to take with respect thereto.

SECTION 6.12. Environmental Compliance; Notice. The Guarantor shall, and cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, license and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws;

(b) promptly upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, evaluate such claims, complaints, notices and inquiries and forward copies of (i) all such claims, complaints, notices and inquiries which individually have any reasonable likelihood of having a Material Adverse Effect and (ii) all such claims, complaints, notices and inquiries, arising from a single occurrence which together have any reasonable likelihood of having a Material Adverse Effect, and endeavor to promptly resolve all such actions and proceedings relating to compliance with Environmental Laws; and

(c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.12.

ARTICLE VII

Negative Covenants

Each of the Guarantor and the Borrower covenants and agrees that as long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

SECTION 7.01. Limitations on Liens. The Guarantor shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than (subject to the final sentence of this Section 7.01) the following (“Permitted Liens”):

(a) any Lien existing on the property of the Guarantor or any of its Subsidiaries on the Effective Date and set forth in Schedule 7.01 and any extension, renewal and replacement of any such Lien; provided any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal and replacement;

(b) any Lien created pursuant to any Loan Document;

(c) Liens imposed by law, such as materialmen’s, builders’ mechanics’, warehousemen’s, carriers’, lessors’ or vendors’ Liens incurred by the Guarantor or any of its Subsidiaries in the ordinary course of business which secure its payment obligations to any Person, provided (i) neither the Guarantor nor any of its Subsidiaries is in default with respect to any payment obligation to such Person or the Guarantor or the applicable Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation for which adequate reserves shall have been set aside on its books and (ii) such Liens have no reasonable likelihood of having, individually or in the aggregate, a Material Adverse Effect;

(d) Liens for taxes, assessments or governmental charges or levies either not yet due and payable or the non-payment of which is permitted by Section 6.03;

(e) Liens on the property of the Guarantor or any of its Subsidiaries incurred, or pledges and deposits made, in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits, other than in respect of employee plans subject to ERISA;

(f) Liens on the property of the Guarantor or any of its Subsidiaries securing (i) the performance of bids, tenders, statutory obligations, leases and contracts (other than for the repayment of Indebtedness for Borrowed Money), (ii) obligations on surety and appeal bonds not exceeding in the aggregate US$100,000,000 and (iii) other obligations of like nature incurred as an incident to and in the ordinary course of business, provided all such Liens in the aggregate have no reasonable likelihood (even if enforced) of having a Material Adverse Effect;

(g) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not impair the value of any parcel of property material to the operation of the business of the Guarantor and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;

(h) (i) purchase money liens or purchase money security interests (including in connection with capital leases) upon or in any property acquired or held by the Guarantor or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) which Liens do not extend to any other property and do not secure Indebtedness exceeding the purchase price of such property;

(ii) Liens (including in connection with capital leases) securing Indebtedness of the Guarantor or any of its Subsidiaries incurred to finance all or some of the cost of construction of property (or to refinance Indebtedness so incurred upon completion of such construction) which Liens do not extend to any other property except to the unimproved real property upon which such construction will occur; provided the Indebtedness secured by such Liens is not incurred more than 90 days after the later of the completion of construction or the commencement of full operation of such property;

(iii) Liens on property in favor of any Governmental Authority to secure partial, progress, advance or other payments, or performance of any other obligations, pursuant to any contract or statute or to secure any Indebtedness of the Guarantor or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to Liens (including in connection with capital leases) securing Indebtedness of the pollution control or industrial or other revenue bond type and which Liens do not extend to any other property; and

(iv) in addition to Liens permitted under clauses (i) and (ii) above, Liens in connection with capital leases entered into by the Guarantor or any of its Subsidiaries in connection with sale-leaseback transactions;

provided, however, that the aggregate amount of Indebtedness secured by all Liens referred to in clauses (i), (ii), (iii) and (iv) of this paragraph (h) at any time outstanding, together with the Indebtedness secured by Liens permitted pursuant to paragraphs (i) and (l) below (and any extensions, renewals and refinancings of such Indebtedness) shall not, subject to the second proviso of paragraph (i) below, at any time exceed the Permitted Lien Basket;

(i) Liens on assets of any corporation existing at the time such corporation becomes a Subsidiary of the Guarantor or merges into or consolidates with the Guarantor or any of its Subsidiaries, if such Liens (A) do not extend to any other property, (B) do not secure Indebtedness exceeding the fair market value of such property at the time such corporation becomes a Subsidiary of the Guarantor or at the time of such merger or consolidation, and (C) were not created in contemplation of such corporation becoming a Subsidiary of the Guarantor or of such merger or consolidation; provided, however, that the aggregate amount of

Indebtedness secured by Liens referred to in this paragraph (i), together with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (n) below (and any extensions, renewals and refinancings of such Indebtedness) shall not at any time exceed the Permitted Lien Basket; provided, further, however, that notwithstanding the foregoing limitation, the Guarantor may incur, and permit its Subsidiaries to incur, Indebtedness secured by Liens referred to in this paragraph (i) which, when aggregated with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (n) below, exceed the Permitted Lien Basket if, and only if, (x) such Indebtedness remains outstanding for a period of less than six months from the date on which such Indebtedness first exceeded the Permitted Lien Basket or (y) such Liens are released within six months;

(j) Liens in respect of the Receivables Facility and Liens in respect of accounts sold by the Guarantor and its Subsidiaries pursuant to a receivables purchase transaction permitted by Section 7.07(f);

(k) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(h);

(l) reservations, limitations, provisos and conditions expressed in any original grant from the federal Canadian Governmental Authority;

(m) Liens arising under operating leases which are subject to the Personal Property Security Act; (Alberta)

(n) Liens securing other Indebtedness of the Guarantor or any of its Subsidiaries not expressly permitted by paragraphs (a) through (m); provided, however, that the aggregate amount of Indebtedness secured by Liens permitted pursuant to paragraphs (h) and (i) above and pursuant to this paragraph (n) (and any extensions, renewals and refinancings of such Indebtedness) shall not, subject to the second proviso of paragraph (i) above, at any time exceed the Permitted Lien Basket; and

(o) any Lien on Excess Margin Stock.

SECTION 7.02. Limitation on Indebtedness. The Guarantor shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness except (subject to the final sentence of this Section 7.02):

(a) the Loans, B/As and any other Indebtedness under this Agreement or any other Loan Document and all loans, letters of credit and other Indebtedness under the Five-Year Revolving Credit Agreement and all “Loan Documents” as defined therein;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 7.02, and any extension, renewal, refunding and refinancing thereof, provided that after giving effect to such extension, renewal, refunding or refinancing, (A) the principal amount thereof is not increased and (B) neither the tenor nor the remaining average life thereof is reduced;

(c) Indebtedness of the Guarantor to any of its Subsidiaries, of any wholly-owned Subsidiary of the Guarantor to the Guarantor or of any wholly-owned Subsidiary of the Guarantor to another Subsidiary of the Guarantor;

(d) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Guarantor or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(e) trade debt (including Indebtedness for the purchase of farm products from contract growers and other similar suppliers but excluding Indebtedness for Borrowed Money) incurred by the Guarantor or any of its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with their past practices and necessary or desirable for the prudent operation of its businesses;

(f) Indebtedness secured by Liens permitted pursuant to Section 7.01 subject to the limitations contained therein;

(g) Indebtedness incurred in connection with the issuance of commercial paper;

(h) Indebtedness under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Guarantor or any Subsidiary is exposed in the conduct of its business; and

(i) other present and future unsecured Indebtedness; provided that at the time of, and immediately after giving effect to, the incurrence of such Indebtedness, no condition or event shall exist which constitutes an Event of Default.

Notwithstanding anything contained in this Agreement to the contrary, the Guarantor shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets of the Guarantor and its Subsidiaries at the most recent fiscal quarter end of the Guarantor for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements of the Guarantor referred to in Section 4.05(a)).

SECTION 7.03. Sale-Leaseback Transactions. The Guarantor shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation, for the payment of rent or otherwise, in connection with a sale-leaseback transaction, except (subject to the final sentence of this Section 7.03 and subject to the limitations set forth in Section 7.01(h)) capital leases entered into by the Guarantor or any of its Subsidiaries after the Effective Date in connection with sale-leaseback transactions; provided that (i) immediately prior to giving effect to such lease, the property subject to such lease was sold by the Guarantor or any such Subsidiary to the lessor pursuant to a transaction permitted under Section 7.07 and (ii) no Event of Default exists or would occur as a result of such sale and subsequent lease.

SECTION 7.04. Restricted Payments. The Guarantor shall not, and shall not permit any of its Subsidiaries to, declare, pay or authorize any Restricted Payment if (a) any such Restricted Payment is not paid out of Consolidated Net Income Available for Restricted Payments, (b) at the time of, and immediately after, the making of any such Restricted Payment (or the declaration of any dividend except a stock dividend) a Default or Event of Default has occurred and is continuing or (c) the making of any such Restricted Payment would cause the Leverage Ratio to exceed the percentage pursuant to Section 7.13 which the Guarantor will be required to maintain as of the end of the fiscal quarter during which such Restricted Payment is to be made.

SECTION 7.05. Mergers, Etc. The Guarantor shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, except as permitted pursuant to Section 7.06, acquire all or substantially all of the Stock of any Person, or acquire all or substantially all of the assets of any Person (other than live inventory) or enter into any joint venture or partnership with, any Person, or permit any of its Subsidiaries to do so; provided, however, that:

(a) the Guarantor or the Borrower may merge with a wholly-owned Subsidiary of the Guarantor so long as (i) the Guarantor or the Borrower, as applicable, is the surviving corporation and (ii) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default;

(b) any wholly-owned direct or indirect Subsidiary of the Guarantor (other than the Borrower) may merge with or into any other wholly-owned direct or indirect Subsidiary of the Guarantor or acquire Stock of any other wholly-owned direct or indirect Subsidiary of the Guarantor;

(c) the Guarantor or any Subsidiary of the Guarantor may acquire all or substantially all of the Stock or all or substantially all of the assets of any Person; provided that (i) at the time of, and immediately after giving effect to such acquisition, no condition or event shall exist which constitutes an Event of Default and (ii) the Guarantor shall be in pro forma compliance with the financial covenants set forth in Sections 7.13 and 7.14, assuming such acquisition occurred on the first day of the four fiscal quarter period most recently ended; and

(d) the Guarantor or any Subsidiary of the Guarantor may merge with any other corporation permitted to be acquired pursuant to paragraph (c) above; provided that (i) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default and (ii) after such merger, the surviving corporation is the Guarantor or a Subsidiary of the Guarantor, respectively.

SECTION 7.06. Investments in Other Persons. The Guarantor shall not make, or permit any of its Subsidiaries to make, any loan or advance to any Person (other than accounts receivable created in the ordinary course of business); or, except as permitted under Section 7.04 or 7.05, purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock or other equity interest or Indebtedness of any Person, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person, except:

(a) Permitted Investments;

(b) investments existing on the date hereof in any Person;

(c) loans, advances, credit support, or other investments in any Person or Persons, in amounts which do not exceed in the aggregate at any time outstanding 5% of the consolidated total assets of the Guarantor and its Subsidiaries as at the last day of the most recently ended fiscal quarter of the Guarantor;

(d) the acquisition by the Guarantor or any of its wholly-owned Subsidiaries of Stock of a Subsidiary of the Guarantor;

(e) intercompany Indebtedness permitted pursuant to Section 7.02(d); and

(f) loans or advances made by the Guarantor or any of its Subsidiaries to employees of the Guarantor or any of its Subsidiaries not to exceed an aggregate of US$5,000,000.

SECTION 7.07. Asset Dispositions. The Guarantor shall not sell, assign, transfer or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, assign, transfer or otherwise dispose of any of its assets, except:

(a) the sale or disposition of inventory and farm products in the ordinary course of business;

(b) the sale or disposition in the ordinary course of business of any assets which have become obsolete or surplus to the business of the Guarantor or any of its Subsidiaries, or has no remaining useful life, in each case as reasonably determined in good faith by the Guarantor or such Subsidiary, as the case may be;

(c) the periodic sales to third parties of live inventory and related products and services under grow out contracts;

(d) Permitted Dispositions;

(e) the sale or disposition of Permitted Investments;

(f) the sale of accounts or other receivables by the Guarantor and its Subsidiaries in connection with the Receivables Facility or to a special purpose bankruptcy remote Subsidiary or a third party for not less than the fair value thereof, without recourse (other than to any such special purpose Subsidiary), in connection with a receivables purchase transaction; and

(g) the sale or disposition of Excess Margin Stock for not less than the fair value thereof.

SECTION 7.08. Change in Nature of Business. The Guarantor shall not, and shall not permit any of its Subsidiaries to, engage to any substantial extent in any business other than the production, marketing and distribution of food products and any related food or agricultural products, processes or business.

SECTION 7.09. Transactions with Affiliates, Etc. The Guarantor shall not:

(a) enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Guarantor or the Borrower, respectively, or any such Subsidiary except (i) as otherwise expressly permitted herein or (ii) in the ordinary course of business, to the extent consistent with past practices, so long as any such transaction individually and in the aggregate with other such transactions has no reasonable likelihood of having a Material Adverse Effect; or

(b) enter into, or permit any of its Subsidiaries to enter into, any agreement that prohibits, limits or restricts any repayment of loans or advances or other distributions to the Guarantor by any of its respective Subsidiaries, or that restricts any such Subsidiary’s ability to declare or make any dividend payment or other distribution on account of any shares of any class of its capital stock or to acquire or make a payment in respect thereof; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension, renewal, amendment or modification that expands the scope of any such restriction or condition) and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 7.10. Margin Regulations. (a) The Borrower shall not use the proceeds of any Loan or issuance of B/As in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire Margin Stock if, after giving effect to any such purchase or acquisition, Margin Stock owned by the Borrower and its Subsidiaries would represent more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis (valued in accordance with Regulation U).

SECTION 7.11. Compliance with ERISA. The Guarantor shall not, directly or indirectly, permit any member of the Controlled Group of the Guarantor to, directly or indirectly permit to exist any ERISA Event which has any reasonable likelihood of having a Material Adverse Effect, or make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to the Guarantor or any member of its Controlled Group which has any reasonable likelihood of having a Material Adverse Effect.

SECTION 7.12. Speculative Transactions. The Guarantor shall not engage or permit any of its Subsidiaries to engage in any transaction involving commodity options or futures contracts other than in the ordinary course of business consistent with past transactions.

SECTION 7.13. Leverage Ratio. The Guarantor shall not permit the Leverage Ratio at any time to exceed 3.00:1.00.

SECTION 7.14. Interest Expense Coverage Ratio. The Guarantor shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters to be less than 3.50:1.00.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. The term “Event of Default” means any of the events set forth in this Section 8.01.

(a) Non-Payment. The Borrower or the Guarantor shall (i) fail to pay when and as required to be paid herein, any amount of principal of any Loan or any amount due in respect of any B/A Drawing; or (ii) fail to pay within three Business Days after the same shall become due and payable, any amount of interest on any Loan or any fee or other amount payable hereunder or under any other Loan Document or any other Obligation;

(b) Representations and Warranties. Any representation or warranty made by the Borrower or the Guarantor in this Agreement or in any other Loan Document, or which is contained in any certificate, document or financial or other statement delivered at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made;

(c) Specific Defaults. The Borrower or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Article VII or Section 6.02, 6.05 (with respect to the Borrower’s existence), or 6.10(b);

(d) Other Defaults. The Borrower or the Guarantor shall fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such Default shall continue unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent;

(e) Default under Other Agreements. Any default shall occur under the Five-Year Revolving Credit Agreement, the Receivables Facility or under any other Indebtedness of the Borrower or the Guarantor (other than any default under any agreement to which the Borrower or the Guarantor and one or more Lenders are party to the extent such default results from the transfer or pledge of Excess Margin Stock) or any of its Subsidiaries having an aggregate outstanding principal amount of US$50,000,000 or more or under one or more

Hedging Agreements of the Guarantor or any of its Subsidiaries under which there are aggregate net obligations of US$50,000,000 or more and such default shall:

(i) consist of the failure to pay any Indebtedness when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace or notice period; or

(ii) result in, or continue unremedied for a period of time sufficient to permit, the acceleration of such Indebtedness or the early termination of such Receivables Facility or Hedging Agreement;

(f) Bankruptcy or Insolvency. The Guarantor or any of its Subsidiaries (other than an Inactive Subsidiary) shall:

(i) cease to be Solvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(ii) commence an Insolvency Proceeding;

(iii) voluntarily cease to conduct its business in the ordinary course; or

(iv) take any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings.

(i) An involuntary Insolvency Proceeding shall be commenced against the Guarantor or any of its Subsidiaries (other than an Inactive Subsidiary) or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the Guarantor’s, or any of its Subsidiaries’ properties (other than properties of an Inactive Subsidiary), and any such proceeding or petition shall not be dismissed, or any such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

(ii) the Guarantor or any of its Subsidiaries (other than an Inactive Subsidiary) shall admit in writing the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States law) against the Guarantor or such Subsidiary (other than an Inactive Subsidiary) shall be ordered in any Insolvency Proceeding; or

(iii) the Guarantor or any of its Subsidiaries (other than an Inactive Subsidiary) shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;

(h) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 shall be rendered against the Guarantor, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 days (or such longer period (not to exceed 90 days) allowed by law during which execution can be effectively stayed if during such period execution shall be effectively stayed), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Guarantor or any of its Subsidiaries to enforce any such judgment;

(i) ERISA. Any ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, is reasonably likely to result in a Material Adverse Effect, and 30 days thereafter such ERISA Event shall not have been corrected;

(j) Change in Control. Mr. Don Tyson, the Tyson Limited Partnership and “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code shall cease to have at least 51% of the total combined voting power of the outstanding Stock of the Borrower; or

(k) Guarantee. The Guarantee of the Guarantor under Article X shall not for any reason be, or shall be asserted by the Guarantor not to be, in full force and effect and enforceable against the Guarantor in all material respects in accordance with its terms.

SECTION 8.02. Remedies. If any Event of Default shall have occurred and be continuing, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders:

(a) declare by written notice to the Borrower and the Guarantor pursuant to Section 11.01 the Commitment of each Lender and the obligations of the Lenders to accept and purchase B/As to be terminated, whereupon such Commitment and such obligations shall forthwith be terminated; and/or

(b) declare by written notice to the Borrower and the Guarantor pursuant to Section 11.01 (i) the unpaid principal amount of all outstanding Loans and all interest accrued and unpaid thereon, (ii) the face amount of all B/As then outstanding, and (iii) all other Obligations payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the Loans, all such interest, the amounts payable in respect of all B/As then outstanding and all such other Obligations shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g) with respect to the Guarantor or the Borrower, the Commitments and the obligations of the Lenders to accept and purchase B/As shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest accrued thereon, the face amount of all B/As then outstanding and all other Obligations shall automatically become due and payable without further action of the Administrative Agent or any Lender.

SECTION 8.03. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising; provided, however, that the Administrative Agent will not have the right to exercise the remedies provided for in Section 8.02 (other than those arising out of Events of Default defined in Sections 8.01(f) and (g) with respect to the Guarantor or the Borrower) other than by written notice to the Guarantor as contemplated by Sections 8.02(a) and (b).

ARTICLE IX

The Administrative Agent

SECTION 9.01. Appointment. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement or any other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and any other Loan Document by or through employees, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.03. Liabilities of Administrative Agent. (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower, the Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or the Guarantor to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Guarantor or any of its Subsidiaries.

(b) Each party to this Agreement acknowledges that none of the Syndication Agent or any of the Documentation Agents shall have any duties, responsibilities, obligations or authority under this Agreement or any other Loan Document in such capacity.

SECTION 9.04. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter or facsimile message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon any advice and statements of legal counsel (including counsel to the Borrower and the Guarantor), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request from or the consent of the Majority Lenders and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans or any portion thereof.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect or, in the case of a Lender, such Lender shall not have made available to the Administrative Agent such Lender’s Percentage Share of such Borrowing.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to payment defaults, unless the Administrative Agent shall have received notice from a Lender, the Borrower or the Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VIII; provided however, that unless and until the Administrative Agent shall have received any such request from the Majority Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Credit Decision. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates or any officer, director, employee, agent, attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Guarantor and its Subsidiaries, including the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the

Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower and the Guarantor and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower and the Guarantor. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower or the Guarantor which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 9.07. Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 11.04 or 11.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s respective Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed cost or expense or indemnified claim, action, proceeding, suit, damage, loss, liability or related cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

SECTION 9.08. Administrative Agent in Individual Capacity. JPMCB, and its Affiliates may issue letters of credit to, make loans to, accept deposits from and generally engage in any kind of business with the Guarantor and its Subsidiaries as though JPMCB were not the Administrative Agent hereunder. With respect to its Loans, JPMCB, shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include JPMCB in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Guarantor. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof or of any province of Canada and having combined capital and surplus of at least US$500,000,000 and having an office in Toronto. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Guarantor, which shall not be unreasonably withheld, appoint a successor Administrative Agent meeting the requirements set forth above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative

Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to the Borrower under improved terms hereunder, the Guarantor hereby irrevocably and unconditionally guarantees the payment when and as due of the Obligations of the Borrower. The Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Except as otherwise provided herein, the Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) any change in the corporate existence or structure of the Borrower, or (f) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Guarantor further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Requirement of Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full performance and payment of the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices, Etc. All notices, requests and other communications provided to any party under this Agreement shall, unless otherwise expressly specified herein, be in writing (including by facsimile) and mailed by overnight delivery, transmitted by facsimile or delivered: if to the Guarantor or the Borrower, to its address specified on the signature pages hereof; if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; and if to the Administrative Agent, to its address specified on the signature pages hereof; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, that notices and other communications required under Article V or VI hereof by the Borrower or the Administrative Agent to the Lenders may be transmitted via electronic transmission. All such notices and communications shall be effective, if transmitted by facsimile, when transmitted by facsimile and confirmed by telephone or facsimile, or, if mailed by overnight delivery or delivered, upon delivery, except that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

SECTION 11.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Borrower or the Guarantor herefrom or therefrom, shall in any event be effective unless the same shall be in writing, acknowledged by the Administrative Agent and signed or consented to by the Majority Lenders, the Borrower and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall do any of the following:

(a) increase the Commitment of any Lender (other than by assignment) or subject any Lender to any additional monetary obligation without the written consent of such Lender;

(b) reduce the principal of, or interest on, any Loan or any amount payable in respect of any B/A or any fees payable hereunder without the written consent of each Lender affected thereby;

(c) extend the Maturity Date or any date fixed for any payment of interest on the Loans or any amount payable in respect of any B/A or any fees payable hereunder without the written consent of each Lender affected thereby;

(d) change Section 2.05(b) in a manner that would alter the pro rata treatment of Lenders required thereby or change Section 3.06 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(e) release the Guarantor from its obligations under Article X, without the written consent of each Lender;

(f) change the percentage of the Commitments or the percentage of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder without the written consent of each Lender; or

(g) amend this Section 11.02 without the written consent of each Lender.

SECTION 11.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs and Expenses. The Borrower agrees to pay on demand:

(a) all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement or any other Loan Document or any other document to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent;

(b) all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document or in connection with any restructuring or “work-out” (whether through negotiations, legal proceedings or otherwise), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or such Lender (including the allocated cost of in-house counsel); and

(c) all reasonable costs and expenses of the Administrative Agent incurred in connection with due diligence, transportation, use of computers, duplication, appraisals, surveys, audits, insurance, consultants and search reports and all filing and recording fees and title insurance premiums.

SECTION 11.05. Indemnity. (a) The Borrower agrees to indemnify, defend, reimburse and hold harmless the Administrative Agent, the Syndication Agent, each Documentation Agent, each Lender and each of their Affiliates, and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”) from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs and reasonable expenses, including the reasonable fees, charges and disbursements of counsel (including the allocated cost of in-house counsel) which may be incurred by or asserted against any Indemnified Party in connection with, or arising out of, or relating to (i) any transaction or proposed transaction (whether or not consummated) financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Borrowing or B/A or otherwise contemplated in this Agreement; (ii) the entering into and performance of this Agreement and any other Loan Document by the Administrative Agent, the Syndication Agent, any Documentation Agent or any Lender or any action or omission of the Borrower in connection therewith; or (iii) any investigation, litigation, suit, action or proceeding (regardless of whether an Indemnified Party is a party thereto) which relates to any of the foregoing or to any Environmental Claim, unless and to the extent such claim, action, proceeding, suit, damage, loss, liability, cost or expense was solely attributable to such Indemnified Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) The Administrative Agent, the Syndication Agent, each Documentation Agent and each Lender agree that in the event that any investigation, litigation, suit, action or proceeding is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any remedial, removal or response action is requested of it or any other Indemnified Party, for which the Administrative Agent, the Syndication Agent, any Documentation Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent, the

Syndication Agent, such Documentation Agent or such Lender shall promptly notify the Borrower in writing.

(c) The Borrower at the request of the Administrative Agent, the Syndication Agent, any Documentation Agent or any Lender shall have the obligation to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, and the Administrative Agent, the Syndication Agent and the Documentation Agents, in any event, may participate in the defense thereof with legal counsel of the Administrative Agent’s choice. In the event that the Administrative Agent, the Syndication Agent, any Documentation Agent, any Lender requests the Borrower to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, the Guarantor shall promptly do so and the Administrative Agent, the Syndication Agent, the affected Documentation Agent or the affected Lender shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower’s obligations and duties hereunder to indemnify and hold harmless any Indemnified Party.

(d) To the extent permitted by applicable law, the Borrower, the Guarantor, the Administrative Agent and the Lenders shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan Document or any other agreement or instrument contemplated hereby, the Transactions or any Loan, any B/A or the use of the proceeds thereof.

SECTION 11.06. Right of Set-off. Upon the occurrence and during the continuation of any Event of Default, each Lender and each of its Affiliates that is a financial institution is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower or the Guarantor against any and all of the Obligations, whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the Borrower and the Guarantor after any such set-off and application made by such Lender or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each of its Affiliates that is a financial institution under this Section 11.06 are in addition to any other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 11.07. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Guarantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein without the prior written consent of all the Lenders.

SECTION 11.08. Assignments, Participations, Etc. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the Guarantor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, a Lender Affiliate or, if an Event of Default has occurred and is continuing, any other assignee, and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender Affiliate.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the Assignee and the Assignor in respect of each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent the Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.08, 3.09, 3.10, 3.11 and 11.05) (but only to the extent such Lender notifies the Borrower of any claim under such Section within 90 days after it obtains knowledge thereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section; and

(E) the Assignee will be a Canadian Resident Lender at the time that any amount is first paid or credited to or by such Assignee on account of the Obligations; provided that such Assignee will not be required to be a Canadian Resident Lender at such time if it is unable to so qualify as a Canadian Resident Lender as the result of any Change in Law; provided that for purposes of this clause (E), references in the defined term “Change in Law” to the “date of this Agreement” shall be deemed to be references to the “effective date of the Assignment and Acceptance pursuant to which such Assignee becomes a party to this Agreement”.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaires (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Guarantor or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.02 that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05, 3.06, 3.08, 3.09 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.06 as though it were a Lender, provided such Participant agrees to be subject to Section 3.06 as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation in the minimum amount of US$10,000,000 on or after the Effective Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an Assignee as set forth in Exhibit 11.08 hereto and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.05, 3.08, 3.09 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.05(f) as though it were a Lender. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant would qualify as a Canadian Resident Lender if it were a Lender at the time any amount is first paid or credited to or by such participant on account of the Obligations; provided that such Participant will be entitled to the benefits of Section 3.05 if it is unable to qualify as a Canadian Resident Lender as the result of any Change in Law; provided that for purposes of this paragraph (f), references in the defined term “Change in Law” to the “date of this Agreement” shall be deemed to be references to the “effective date of the sale of the participation to such Participant”.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to (i) a

Federal Reserve Bank or (ii) the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

SECTION 11.09. Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of all non-public information provided to it by the Borrower or the Guarantor or on the Borrower’s or the Guarantor’s behalf in connection with this Agreement or any other Loan Document, except that such information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, accountants, legal counsel and other advisors and other agents who in each case have a need to know such information in connection with the Transactions or the provision of other financial products or services to the Borrower or the Guarantor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over the disclosing party, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those contained in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or the Guarantor or (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality undertaking by which the disclosing part is bound or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or the Guarantor. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

SECTION 11.10. Survival. The obligations of the Borrower under Sections 3.05, 3.08, 3.09, 3.10, 3.11, 11.04, 11.05 and 11.17 (and the Guarantor’s guarantee of the Borrower’s Obligations under such Sections pursuant to Article X ), and the obligations of the Lenders under Sections 3.05(f) and 9.07, shall in each case survive repayment or purchase of the Loans and amounts in respect of accepted B/As or any termination of this Agreement and the Commitments. The representations and warranties made by the Borrower and the Guarantor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each other Loan Document.

SECTION 11.11. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.

SECTION 11.12. Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

SECTION 11.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 11.14. Entire Agreement. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE GUARANTOR, THE LENDERS AND THE ADMINISTRATIVE AGENT, AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY THE BORROWER OR THE GUARANTOR OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT OR THE LENDERS.

SECTION 11.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER OR THE GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

SECTION 11.16. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.17. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the Borrower.

SECTION 11.18. USA Patriot Act. Each Lender hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and other information that will allow such Lender to identify the Borrower and the Guarantor in accordance with the Act.

SECTION 11.19. Interest Act (Canada). Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LAKESIDE FARM INDUSTRIES LTD.,

by
/s/ Dennis Leatherby
Name:
Title:

Address for notices:

Highway No. 1

Brooks, Alberta

Attention: Brent Altwasser

Facsimile No.: 403-501-2100

With a copy to:

2210 West Oaklawn Drive

Springdale, Arkansas 72762

Attention: Dennis Leatherby

Facsimile No.: 479-290-4061

Attention: R. Read Hudson

Facsimile No.: 479-290-7967

TYSON FOODS, INC.,

by
/s/ Dennis Leatherby
Name: Dennis Leatherby
Title: SVP Finance and Treasurer

Address for notices:

2210 West Oaklawn Drive

Springdale, Arkansas 72762

Attention: Dennis Leatherby

Facsimile No.: 479-290-4061

With a copy to:

2210 West Oaklawn Drive

Springdale, Arkansas 72762

Attention: R. Read Hudson

Facsimile No.: 479-290-7967

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as

Administrative Agent,

by
/s/ Christine Chan
Name: Christine Chan
Title: Vice President

Address for notices:

200 Bay Street, 18th Floor

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Attention: Funding Officer

Facsimile No.: 416-981-9128

Address for payments:

US DOLLARS

JPMORGAN CHASE BANK, N.A., NEW YORK

SWIFT: CHASUS33

ABA: 021000021

F/A: JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

ACCT. #: 400929821

REF: TYSON FOODS, INC.

CANADIAN DOLLARS

ROYAL BANK OF CANADA, TORONTO

SWIFT: ROYCCAT2

F/A: JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

ACCT. #: 07172-1000405

REF: TYSON FOODS, INC.

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

Bank of America, N.A.
through its Canada Branch
by
/s/ Medina Sales De Andrade
Name: Medina Sales De Andrade
Title: Assistant Vice President

by

Name:
Title:

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

The Bank of Novia Scotia

by
/s/ William E. Zarrett
Name: William E. Zarrett
Title: Managing Director

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

BNP Paribas (Canada)

by
/s/ Don R. Lee
Name: Don R. Lee
Title: Managing Director Corporate Banking

by
/s/ Andrew Sclater
Name: Andrew Sclater
Title: Vice President Corporate Banking

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

Citibank, N.A., Canadian branch

by
/s/ Niyousha Zarinpour
Name: Niyousha Zarinpour
Title: Authorised Signer

by

Name:
Title:

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

Congress Financial Corporation (Canada)

by
/s/ Enza Agosta
Name: Enza Agosta
Title: Vice President Congress Financial Corporation (Canada)

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

HSBC Bank USA, N.A., Toronto Branch

by
/s/ Jody Sanderson
Name: Jody Sanderson
Title:

by
/s/ Margaret Lane
Name: Margaret Lane
Title:

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

Merrill Lynch Capital Canada Inc.

by
/s/ Marcelo Cosma
Name: Marcelo Cosma
Title: Vice President

by

Name:
Title:

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution: Mizuho Corporate Bank (Canada)

by
/s/ Bill McFarland
Name: W.M. McFarland
Title: Vice President

by

Name:
Title:

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

MORGAN STANLEY SENIOR FUNDING (NOVA SCOTIA) INC.

by
/s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

Rabobank Nederland Canadian Branch P.O. Box 57, TD Centre 77 King Street West, Suite 4520 Toronto, ON M5K 1E7

by
/s/ Govert Verstralen
Name: Govert Verstralen
Title: General Manager Principal Officer

by
/s/ Omer Malik
Name: Omer Malik
Title: Assistant Vice President

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Sumitomo Mitsui Banking Corporation of Canada

by
/s/ Elwood Langley
Name: Elwood Langley
Title: Vice President

SIGNATURE PAGE to the THREE-YEAR TERM LOAN AGREEMENT dated as of September 28, 2005, among LAKESIDE FARM INDUSTRIES LTD., TYSON FOODS, INC., the lenders parties hereto, and JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

Name of Institution:

U.S. Bank National Association Canada Branch

by
/s/ Kevin Jephcott
Name: Kevin Jephcott
Title: Principal Officer

by

Name:
Title: